Exhibit 99
Wireless Ronin Reports Record Second Quarter 2011 Results with
Revenue Up 59% to $3.1 Million
MINNEAPOLIS — August 3, 2011 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leading marketing technologies provider, reported financial results for the second quarter ended June 30, 2011.
Q2 2011 Operational Highlights
•	Received $1.8 million purchase order for installations at 200 auto dealerships
•	Exceeded 150 orders for RoninCast® for automotive iShowroom from FIAT dealerships
•	Elected Michael Howe and Ozarslan Tangun to board of directors
•	Launched new website showcasing Wireless Ronin’s new marketing technologies strategy
•	Received 2011 Digital Screenmedia Association Industry Excellence Award, honoring the best digital signage deployments across all vertical market segments
Q2 2011 Financial Results
Revenue in the second quarter of 2011 increased 27% sequentially to a record $3.1 million from $2.4 million in the prior quarter, and increased 59% from $1.9 million in the same year-ago period. The increase was primarily attributable to a $1.8 million order received from an existing automotive customer of which $1.4 million was recognized in the second quarter. Recurring revenue in the second quarter of 2011 from the company’s hosting and support services was approximately $400,000 or 13% of total revenue. As of June 30, 2011, the company had received purchase orders totaling approximately $1.6 million for which it had not recognized revenue.
Revenue for the six months ended June 30, 2011, increased 82% to a record $5.5 million from $3.0 million in the same period a year ago.
Gross margin was 46% for both the second and first quarter of 2011, as compared to 48% in the second quarter of 2010. The decrease was primarily due to a higher percentage of hardware sales during the second quarter of 2011 compared to the same year-ago period.
Net loss totaled $1.4 million or $(0.07) per basic and diluted share, an improvement from a net loss of $2.3 million or $(0.12) per basic and diluted share in the previous quarter, and a net loss of $2.1 million or $(0.12) per basic and diluted share in the same year-ago period. The improvement was driven primarily by approximately $500,000 of additional gross margin dollars when compared to both the previous and year-ago quarter. Net loss for the second quarter of 2011 included $178,000 of non-cash stock compensation expense.
Non-GAAP operating loss totaled $1.1 million or $(0.06) per basic and diluted share, an improvement from a loss of $1.8 million or $(0.09) per basic and diluted share in the previous quarter, and a loss $1.7 million or $(0.10) per basic and diluted share in the second quarter of 2010. The company defines non-GAAP operating loss as GAAP operating loss with the add-back of certain items. Reconciliation to GAAP operating loss on a quarterly basis is contained in a table following the unaudited financial information accompanying this release.

At June 30, 2011, the company’s net working capital position was $4.6 million, as compared to $5.6 million at March 31, 2011.
Management Commentary
“Q2 2011 marked our fifth consecutive quarter of year-over-year revenue growth as we continue our march toward profitability,” said Scott W. Koller, president and CEO of Wireless Ronin. “Our improving top line and bottom line performance demonstrates the strong demand for our industry-leading digital signage and marketing technologies. It also reflects our strategic shift from hardware-centric offerings to a higher margin hosted software and services business model. In fact, software revenue increased 184% over the same year-ago quarter to $623,000.
“We had several key wins during the quarter, including the $1.8 million purchase order from an existing automotive customer. We are encouraged by the automotive industry’s continued adoption and the role our automotive solution plays in this marketplace, and we expect to further penetrate this important vertical.
“The digital signage and related marketing technologies growth, coupled with increasing demand to reach consumers and deliver a measurable return on investment, bodes well for our business outlook. As this momentum builds, we believe Wireless Ronin is strategically positioned with industry leading technologies to capture market share and drive recurring revenue.
“Our two new board members, Michael Howe and Oz Tangun, have played important roles in establishing this strategic position as prior independent consultants to the company. We expect their industry expertise and proactive approach to board service will continue to be a positive influence on the company. Michael’s invaluable experience as CEO of Arby’s and Minute Clinic helped him shape and will now oversee implementation of our marketing technologies strategy. Oz’s long history with Wireless Ronin and his extensive Wall Street experience will guide us in matters of capital structure and investor communications as we continue to build long-term shareholder value.”
Conference Call
The company will hold a conference call later today, Wednesday, August 3, 2011, to discuss these financial results and to provide an update regarding customers in its key vertical markets. The company’s president and CEO, Scott W. Koller, and SVP and CFO, Darin P. McAreavey, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.
To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the Wireless Ronin conference call and provide the conference ID:
Dial-In Number: 877-368-6111
International: 631-291-4139
Conference ID: 84654752
The presentation will be webcast live and available for replay via the Investors section of the company’s website at www.wirelessronin.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.
A replay of the call will be available after two hours following the end of the call until September 2, 2011:
Toll-free replay number: 855-859-2056
International replay number: 404-537-3406
Replay pin number: 84654752

About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (NASDAQ: RNIN) is a marketing technologies company with leading expertise in current and emerging digital media solutions, including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage with their customers. RNIN’s marketing technology solutions and services help increase revenue and/or improve operating efficiencies in the execution of marketing initiatives. RNIN offers an array of services to support marketing technology needs, including consulting, creative development, project management, installation, training, and support and hosting. Follow the company on http://twitter.com/#!/wirelessronin,’like us’ on Facebook under Wireless Ronin Technologies, Inc., or visit www.wirelessronin.com.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges. We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s 2011 bonus program is partially based upon the achievement of non-GAAP operating income (loss). Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes recurring non-cash items and non-recurring one-time charges. Our rationale for the items we omit from our non-GAAP measures is as follows:
Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10. Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.
Depreciation and amortization expense. Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment. Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance. Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. These events are unplanned and arise outside the ordinary course of continuing operations. For example, we implemented significant workforce reductions and other changes to our management team during 2008 and 2009. We do not expect restructuring-related charges to regularly recur in the future. The other one-time charges relate to unplanned costs, and therefore, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.
There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring. Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

WIRELESS RONIN TECHNOLOGIES, INC.
2011 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)
Supplementary Data

	2010					2011
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Total
Sales	$1,075	$1,916	$2,672	$2,904	$8,567	$2,397	$3,054	$5,451

Cost of sales	651	1,002	1,348	1,581	4,582	1,304	1,662	2,966

Operating expenses	3,185	2,970	2,711	2,974	11,840	3,350	2,824	6,174

Interest expense	2	16	21	19	58	11	7	18

Other income, net	(10)	(8)	(6)	(6)	(30)	(2)	(1)	(3)

Net loss	$(2,753)	$(2,064)	$(1,402)	$(1,664)	$(7,883)	$(2,266)	$(1,438)	$(3,704)

Share based payment expense (included in operating expenses & interest expense)	153	178	218	369	918	353	180	533

Weighted average shares	17,653	17,675	17,734	18,669	17,901	19,275	19,393	19,335

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,761)	$(2,056)	$(1,387)	$(1,651)	$(7,855)	$(2,257)	$(1,432)	$(3,689)

Adjustments:
Depreciation and amortization	176	171	172	165	684	144	122	266
Stock-based compensation expense	151	162	202	353	868	345	178	523

Total operating expense adjustment	327	333	374	518	1,552	489	300	789

Non-GAAP operating loss	$(2,434)	$(1,723)	$(1,013)	$(1,133)	$(6,303)	$(1,768)	$(1,132)	$(2,900)

Non-GAAP operating loss per common share	$(0.14)	$(0.10)	$(0.06)	$(0.06)	$(0.35)	$(0.09)	$(0.06)	$(0.15)
Forward-Looking Statements
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations regarding continued operating improvement and other matters and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the risk factors section of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2011.
Company Contact:
Darin P. McAreavey
Senior Vice President and Chief Financial Officer
dmcareavey@wirelessronin.com
952-564-3525
Investor Relations Contact:
Scott Liolios or Matt Glover
Liolios Group, Inc.
info@liolios.com
949-574-3860
Media Contact:
Erin E. Haugerud
Manager of Communications and Investor Relations
ehaugerud@wirelessronin.com
952-564-3535

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,866	$7,064
Accounts receivable, net of allowance of $50 and $35	3,283	2,522
Inventories	329	272
Prepaid expenses and other current assets	244	275

Total current assets	7,722	10,133
Property and equipment, net	846	1,019
Restricted cash	50	50
Other assets	58	40

TOTAL ASSETS	$8,676	$11,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$39	$37
Line of credit — bank	500	—
Accounts payable	1,210	1,563
Deferred revenue	680	488
Accrued liabilities	714	571

Total current liabilities	3,143	2,659
Capital lease obligations, less current maturities	21	40

TOTAL LIABILITIES	3,164	2,699

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,667 shares authorized outstanding	—	—
issued and outstanding at June 30, 2011 and December 31, 2010, respectively	194	192
Additional paid-in capital	91,810	91,138
Accumulated deficit	(85,982)	(82,278)
Accumulated other comprehensive loss	(510)	(509)

Total shareholders’ equity	5,512	8,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,676	$11,242

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales
Hardware	$1,492	$644	$2,545	$847
Software	623	338	878	408
Services and other	939	934	2,028	1,736

Total sales	3,054	1,916	5,451	2,991

Cost of sales
Hardware	1,060	429	1,789	564
Software	66	41	95	49
Services and other	536	532	1,082	1,040

Total cost of sales (exclusive of depreciation and amortization shown separately below )	1,662	1,002	2,966	1,653

Gross profit	1,392	914	2,485	1,338

Operating expenses:
Sales and marketing expenses	514	532	1,277	1,263
Research and development expenses	620	746	1,193	1,541
General and administrative expenses	1,568	1,521	3,438	3,004
Depreciation and amortization expense	122	171	266	347

Total operating expenses	2,824	2,970	6,174	6,155

Operating loss	(1,432)	(2,056)	(3,689)	(4,817)

Other income (expenses):
Interest expense	(7)	(16)	(18)	(18)
Interest income	1	8	3	18

Total other income	(6)	(8)	(15)	—

Net loss	$(1,438)	$(2,064)	$(3,704)	$(4,817)

Basic and diluted loss per common share	$(0.07)	$(0.12)	$(0.19)	$(0.27)

Basic and diluted weighted average shares outstanding	19,393	17,675	19,335	17,664